Exhibit 99.4

                 MARKETSPAN JOINS CROSS BAY PIPELINE DEVELOPMENT

Brooklyn and Hicksville, N.Y., August 4, 1998 - MarketSpan Corporation (NYSE:MN) announced today that its subsidiary, KeySpan Energy Development Corporation, has joined Duke Energy Corporation (NYSE:DUK) and the Williams Companies (NYSE:WMB) in developing the Cross Bay[SM] pipeline.

The Cross Bay[SM] pipeline will transport gas from interstate pipelines in New Jersey to New York City and Long Island. These existing pipelines, operated by Texas Eastern Transmission Corporation and Transcontinental Gas Pipe Lines Corporation (TRANSCO), are owned by Duke Energy and Williams, respectively.

In the first stage of development, expected to cost $45 million, the Cross Bay[SM] group will build new compression facilities and expand current pipelines to transport an additional 125 million cubic feet of gas per day to New York City and Long Island. The new system is scheduled to begin operating in November 2000, supplying customers served by Brooklyn Union and Consolidated Edison. To meet future regional demand, Cross Bay[SM] may be expanded to carry up to 700 million cubic feet per day.

During an open season planned for August 1998, the Cross Bay[SM] group will invite companies to communicate their interests in subscribing to firm gas transportation capacity from the pipeline. The Cross Bay[SM] group expects to file its plans with the Federal Energy Regulatory Commission in November 1998.

"Cross Bay[SM] is another step toward our goal of becoming a dominant energy company in the Northeast. By delivering additional volumes of clean natural gas to the New York area, Cross Bay[SM] will enhance shareholder value while supporting the growth of a competitive energy market in this densely populated location," said Robert B. Catell, chairman and chief executive officer of MarketSpan Corporation.

"Cross Bay[SM] is a team effort. Duke Energy and Williams provide the foundation for delivering reliable gas supplies to the New York metropolitan area. MarketSpan provides access to this growing gas market," said Robert Evans, president of Texas Eastern and Algonquin Gas Transmission Company.

"Adding MarketSpan to the Cross Bay[SM] pipeline group will help ensure that this project is well positioned to satisfy the future needs of New York and Long Island - two dynamic gas markets," said Cuba Wadlington, Jr., senior vice president and general manager, TRANSCO pipeline system.

MarketSpan Corporation is an energy holding company whose principal subsidiaries, including Brooklyn Union, provide gas and electric services to more than two million businesses and households in Long Island and parts of New York City. This territory covers 1,417 square miles and a population of approximately 6.7 million people. MarketSpan companies also have interests in domestic oil and gas exploration and production, gas transmission, and gas storage. Other MarketSpan holdings include unregulated energy services companies operating in the Northeast. Further, MarketSpan has international investments in gas distribution and gas transmission. Additional MarketSpan information can be found at www.marketspancorp.com.